Exhibit 99.1

WESTERN ASSET MORTGAGE CAPITAL CORPORATION

ANNOUNCES RETIREMENT OF GAVIN JAMES AND APPOINTMENT OF JENNIFER MURPHY AS NEW CEO

Pasadena, Calif, Feb. 29, 2016 - Western Asset Mortgage Capital Corporation (NYSE: WMC) today announced that Gavin James will retire from his position as chief executive officer of WMC, which is externally managed by Western Asset Management Company (“Western Asset”), effective June 1, 2016. The Board of Directors of WMC has appointed Jennifer Murphy to serve as chief executive officer upon James’ departure and expects to nominate her to become a member of the board in connection with the publication of WMC’s 2016 proxy statement.

“We are very grateful to Gavin James for leading WMC since its IPO in 2012,” said James W. Hirschmann, chairman of the board. “Gavin has been a valuable contributor and he will be sorely missed. We congratulate him on his distinguished career and wish him all the best as he enters a new chapter in his life.”

“We are pleased to welcome Jennifer Murphy in her expanded role at Western Asset to become WMC’s new chief executive officer,” continued Hirschmann. “Jennifer has a strong track record in the investment management field and is well suited to lead WMC. Western Asset has already benefitted from her talents and dedication as our chief operating officer and will reap new benefits from her service in this new role as chief executive officer of WMC.”

Murphy has 30 years of experience in the investment management industry. Prior to joining Western Asset in 2015, she served as chief administrative officer at Legg Mason, Inc. She also has held a number of senior positions at its equity investment affiliate, Legg Mason Capital Management, including chief executive officer and president. Murphy has an MBA in finance from the Wharton School, University of Pennsylvania and a Bachelor of Arts degree in economics from Brown University.

ABOUT WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Western Asset Mortgage Capital Corporation is a real estate investment trust that invests in, acquires and manages a diverse portfolio assets consisting of Agency RMBS, Non-Agency RMBS, CMBS, ABS, Residential and Commercial Whole-Loans and other financial assets. WMC’s investment strategy may change, subject to the WMC’s stated investment guidelines, and is based on its manager Western Asset Management Company’s perspective of which mix of portfolio assets it believes provide WMC with the best risk-reward opportunities at any given time. WMC is externally managed and advised by Western Asset Management Company, an investment advisor registered with the Securities and Exchange Commission and a wholly-owned subsidiary of Legg Mason, Inc. Please visit the WMC website at www.westernassetmcc.com

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Investor Relations Contact:	Media Contact:
Larry Clark	Tricia Ross
Financial Profiles, Inc.	Financial Profiles, Inc.
(310) 622-8223	(310) 622-8226
lclark@finprofiles.com	tross@finprofiles.com